Exhibit 10.10

ACHAOGEN

7000 Shoreline Court, 3rd Floor

South San Francisco, CA 94080

(t) 650.266.1120

(f) 650.266.1130

www.achaogen.com

January 24, 2011

Kenneth J. Hillan, MB ChB, FRCS, FRCPath

Dear Kenneth:

I am pleased to offer you a position with Achaogen, Inc. (the “Company”), as Chief Medical Officer reporting to J. Kevin Judice, Chief Executive Officer. Your position with the Company pursuant to the terms and conditions of this letter will commence on April 18, 2011 (the “Start Date”). You will have duties and responsibilities, consistent with your position within the Company, as will reasonably be assigned to you by the Company’s Board of Directors (the “Board”). You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Board.

The Company reserves the right to conduct background and credit investigations and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference check.

Salary. While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of three hundred and twenty-five thousand dollars ($325,000). Your salary will be paid periodically in accordance with that Company’s normal payroll practices and will be subject to annual review (to determine potential merit increases) and the usual, required withholding.

Bonus. In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to 25% of your base salary (pro-rated for 2011). The amount will be based upon the Company’s performance and your performance, as determined by the Company, against specific milestones to be defined by the Company and agreed to by you, during the applicable calendar year.

Relocation Reimbursement. If your current employer will not cover the cost or relocating you back to the United States, and upon appropriate proof and verification of the amounts paid by you, the Company shall reimburse you for your relocation expenses (to include travel and shipment of household goods) from China to the United States, up to a maximum of seventy-five thousand dollars ($75,000.00).

Stock Option. If you decide to join the Company, it will be recommended at the first meeting of the Board following the Start Date that the Company grant you options to purchase a total of 2,195,000 shares of the Company’s common stock (the “Stock Option Grants”) comprised of three separate grants of 1,460,000, 490,000, and 245,000 shares, with different vesting schedules. 1/4th (25%) of the Stock Option Grant of 1,460,000 shares will vest on the one (1) year anniversary (“Vesting Commencement Date”) of your Start Date, and 1/48th of the shares will vest each month thereafter on the same day of the month as the Vesting Commencement Date. The Stock Option Grant of 490,000 shares will vest in full on the four (4) year anniversary of your Start Date. The Stock Option Grant of 245,000 shares will vest in full on the six (6) year anniversary of your Start Date. All vesting will be subject to your continued service with the Company. The Stock Option Grants may be exercised prior to vesting, subject to you entering into a standard form of restricted stock purchase agreement with the Company that will, among other things, provide that in the event you cease to provide services to the Company for any reason, the Company will be permitted to repurchase any unvested shares at the time of such termination at the price you paid for such shares.

All three Stock Option Grants will be granted at an exercise price equal to the fair market value per share on the date of grant, as determined by the Board and will be subject to the terms and conditions of the Company’s 2003 Stock Plan and the applicable stock option agreement between you and the Company, both of which will be provided upon approval of the options.

Employee Benefit Plans. As a Company executive, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executives of the Company. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers at any time. In addition, you will be entitled to paid time off (PTO) of twenty-two (22) days per year in accordance with the Company’s PTO policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

At-Will Employment. You should understand that your employment with the Company is “at-will” and is for no specified period. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of your resignation, you give the Company substantial notice.

Severance. If earlier than three (3) months prior to a Change of Control (as defined below) or after twelve (12) months following a Change of Control, the Company or its successor terminates your employment other than for Cause (as defined below), death or disability, and you sign and do not revoke the Company’s standard release of claims, then you shall be entitled to receive: (A) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six {6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 25% of the then unvested portion of the Stock Option Grants shall immediately vest and become exercisable.

Change of Control Severance. If within, three (3) months prior to or, twelve (12) months following a Change of Control (i) you resign from your employment with the Company or its successor for Good Reason (as defined below), or (ii) the Company or its successor terminates your employment other than for Cause, death or disability, and you sign and do not revoke the Company’s standard release of claims, then you shall be entitled to receive: (A) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) 50% of the then unvested portion of the Stock Option Grants shall immediately vest and become exercisable.

If your employment with the Company terminates voluntarily by you (except upon resignation for Good Reason), for Cause by the Company or due to your death or disability, then (i) all vesting of the then unvested portion of the Stock Option Grants will terminate immediately and all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (ii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

For purposes of this offer letter, “Cause” is defined as (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

For purposes of this offer letter, “Change of Control” of the Company is defined as: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity or its parent), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent, as applicable, outstanding immediately after such transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

For purposes of this offer letter, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of the Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material reduction in your annual base salary unless such reduction is part of a Company-wide reduction for similarly situated persons where the reduction applied to you is substantially similar to the reduction for the other similarly situated employees; (ii) the significant reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief

Medical Officer of the Company remains as such for the operations of the Company following a Change of Control and is not made the Chief Medical Officer of the acquiring corporation) shall not constitute “Good Reason”; or (iii) a material change in the geographic location at which you must perform services (it being understood that a relocation more than fifty (50) miles is material). Before you may resign for Good Reason, (A) you must provide the Company with written notice within ninety (90) days of the event that you believe constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition.

Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your termination, then only that portion of the severance and benefits payable to you pursuant to this letter (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Section 409A Limit. For purposes of this letter, “Section 409A Limit” shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

Confidential Information/Arbitration. You will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. The Confidentiality Agreement requires, among other things, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information. We also ask that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. You further agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Federal Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Assignment. The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter becomes, or is determined to be illegal, unenforceable, or void, all other terms and conditions will continue in full force and effect.

Governing Laws. This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

This offer letter, the Confidentiality Agreement or existing confidential information agreement, as applicable, between you and the Company, as well as the Company’s 2003 Stock Plan and stock option agreement related to the Option, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior representations or agreements and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board (or its authorized designee) and you.

To indicate your acceptance and agreement to the terms set forth in this offer letter, please sign and date this letter and fax a copy to me at (650) 243-4927. Please call me at (650) 823-2656 if you have any questions. This offer of employment will terminate if it is not accepted, signed and returned by January 31, 2011.

I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

/s/ J. Kevin Judice

J. Kevin Judice, PhD

President and CEO

Achaogen, Inc.

Accepted and agreed to this

28th day of January, 2011	/s/ Kenneth J. Hillan
Kenneth J. Hillan

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